	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
FOR IMMEDIATE RELEASE
FD
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP ANNOUNCES 2007 FIRST QUARTER RESULTS

SEGUIN, Texas, May 2, 2007 - Alamo Group Inc. (NYSE: ALG) today reported results for the first quarter ended March 31, 2007.

Net sales for the first quarter of 2007 were $120.1 million, a 15% increase compared to the net sales of $104.4 million for the same period last year.  The first quarter of 2007 includes the effects of the acquisitions of Gradall, acquired February 3, 2006; VacAll, acquired May 26, 2006; Nite-Hawk, acquired July 14, 2006; and Henke, acquired March 6, 2007.  Without these acquisitions net sales for the first quarter would have been $110.6 million, a 6% increase compared to the first quarter of 2006.

Net income for the quarter was $0.8 million, or $0.08 per diluted share, compared with $1.9 million, or $0.20 per diluted share in 2006.  The decrease was primarily related to softness in expected sales in January and February at the Company's Gradall and VacAll units, some of which we believe was weather related.  Excluding the effect of the acquisitions net income for the quarter was $2.4 million, or $0.24 per diluted share.

North American Industrial Division sales were $58.1 million in the first quarter of 2007, a 23% increase compared to $47.1 million in the prior year's first quarter.  Without the acquisitions, all of which were in this Division, sales were $48.5 million, a 3% increase compared to the first quarter of 2006.  Despite the weak start at Gradall and VacAll, which we believe was more of an anomaly than a trend, sales in this Division continue to improve and the outlook for the year remains positive.

Sales in the Company's North American Agricultural Division were relatively flat at $29.4 million in the first quarter of 2007 compared to $29.1 million for the same period in the previous year.  This reflects continued softness for equipment in this sector, which is projected to improve in the second half of 2007.

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ALAMO GROUP ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2007           Page 2

Alamo's European Division reported sales of $32.7 million, a 16% increase versus the $28.2 million achieved in the first quarter of 2006.  The growth was mainly from increased export sales outside the Division's principle markets in Western Europe and also benefited from exchange rate gains as both the Euro and British pound strengthened compared to the U.S. dollar.

Ron Robinson, Alamo Group's President and Chief Executive Officer, commented, "The first two months of 2007 were weaker than expected, particularly at our Gradall and VacAll units.  We believe unfavorable weather conditions were a contributing factor which affected demand from many of our customers.  These conditions impacted us as well, with six of our North American plants losing one or more days each due to adverse conditions.  We feel these shortfalls were temporary as the performance rebounded in March, resulting in one of our strongest months ever.  While this was not enough to overcome a weak start in the quarter, we are optimistic about the outlook for the year.  We ended the first quarter with a strong backlog and bookings that are running at a favorable rate.  This bodes well for our operations as we enter the part of the year which is traditionally our peak period for sales and earnings."

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor mounted mowing and other vegetation maintenance equipment, excavators, street sweepers, vacuum trucks, snow blowers, pothole patchers, agricultural implements and related after market parts and services. The Company, founded in 1969, has over 2,350 employees and operates sixteen plants in North America, Europe and Australia as of March, 2007.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)

ALAMO GROUP ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2007           Page 3

ALAMO GROUP REPORTS 2007 FIRST QUARTER RESULTS

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	First Quarter Ended
	3/31/07	3/31/06
North American
Industrial	$58,057	$47,056
Agricultural	29,394	29,112
European	32,696	28,217
Total Sales	120,147	104,385

Cost of sales	98,590	84,831
Gross margin	21,557	19,554
	17.9%	18.7%

Operating Expenses	18,492	15,356
Income from Operations	3,065	4,198
	2.6%	4.0%

Interest Expense	(2,183)	(1,414)
Interest Income	289	183
Other Income (Expense)	53	2

Income before income taxes	1,224	2,969
Provision for income taxes	391	1,027

Net Income	$833	$1,942

Net income per common share:
Basic	$0.09	$0.20

Diluted	$0.08	$0.20

Average common shares:
Basic	9,765	9,750

Diluted	9,947	9,925

Summary Balance Sheet Data

	3/31/07	3/31/06
Receivables	125,024	119,965
Inventories	126,771	109,144
Current Liabilities	76,113	80,422
Long Term Debt	108,954	85,327
Equity	182,948	165,539